Filed Pursuant to Rule 433
Registration Statement Nos. 333-132370 and 333-132370-01

Citigroup Funding Inc.
Fed Funds Floater due 2009
Final Term Sheet
December 20, 2006

Issuer:                   	 Citigroup Funding Inc.

Guarantee:	Any payments due on the Notes are fully and
                                unconditionally guaranteed by Citigroup Inc., Citigroup Funding's parent company.

Rating of Issuer's  	Aa1/AA- (Moody's/S&P)based upon the Citigroup
  Obligations:            		guarantee.

Offering:                 	Fed Funds Floater due 2009

Principal Amount Issued:  US $500,000,000.00

Pricing Date:            December 20, 2006

Issue Date:               	December 28, 2006

Maturity Date:          December 28, 2009

Issue Price:              	100% of the principal amount

Underwriting Discount:    0.175%

Interest Rate:         Fed Funds Effective + 14.25 bps

Interest Rate Reset:      Daily, each New York Business Day

Coupon Payment Dates:  Quarterly on the 28th of every March, June, September,
		        and December, provided that if any Interest Payment Date
		        (other than Maturity Date) would otherwise fall
		        on a day that is not a Business Day, then the Interest
	                        Payment Date will be the first following day that is a
		        Business Day, with adjustment for period end dates.

First Coupon Date:        March 28, 2007

Day Count Convention:     Actual/360

Accrue to Pay:            Yes

Rate cutoff:             	  2 Business Days

Payment at Maturity:      100% of the principal amount

Early Redemption:         Not Callable

Business Day:             New York

Calculation Agent:        Citibank, N.A.

Form and Denomination:    Registered Medium-Term Notes in minimum denominations
		           and minimum increments of US$1,000.00

Clearing and Settlement:     DTC

Listing:                  		None

Sole Lead Manager:        	Citigroup Global Markets Inc.

Co-Managers:              	SBK Brooks Investment
                          		Apex Pryor Securities

CUSIP/ISIN Number:        	1730T0BN8



Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission ('SEC') for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.

Alternatively, you can request the prospectus and prospectus supplement by calling toll-free 1-877-858-5407.


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